Exhibit 99.18

ISSN 1718-8369

Volume 7, number 7	March 1st, 2013
AS AT NOVEMBER 30, 2012

Highlights for November 2012

❑	Budgetary revenue in November amounts to $5.4 billion, up $499 million compared to last year. Own-source revenue amounts to $4.2 billion while federal transfers stand at $1.2 billion.

❑	Program spending amounts to $4.8 billion, up $52 million compared to last year.

❑	Debt service stands at $654 million, up $65 million compared to last year.

❑	Consolidated budgetary transactions show a surplus of $29 million for November 2012, compared with a deficit of $216 million for November 2011.

❑	Taking the $76 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $47 million for November 2012.

On the basis of the cumulative results as at November 30, 2012, the budgetary balance, within the meaning of the Balanced Budget Act, amounts to a deficit of $1 617 million. As announced in Budget 2013-2014 last November 20, the budget deficit objective is set at $1 500 million for fiscal year 2012-2013.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited data)

	November			April to November			2013-2014 Budget
	2011[1]	2012		2011-2012[1]	2012-2013		2012-2013		Forecast Growth %
BUDGETARY REVENUE

Own-source revenue	3 682	4 212	[2]	32 047	33 219	[2]	53 192	[2]	5.8

Federal transfers	1 266	1 235		10 026	9 943		15 705		3.0
Total	4 948	5 447		42 073	43 162		68 897		5.2

BUDGETARY EXPENDITURE

Program spending	-4 712	-4 764		-39 465	-40 280		-62 642		1.9

Debt service	-589	-654		-4 890	-5 172		-7 917		7.7
Total	-5 301	-5 418		-44 355	-45 452		-70 559		2.5

CONSOLIDATED ENTITIES[3]

Non-budget-funded bodies and special funds	73	-50		674	808		462		—

Health and social services and education networks	-9	-26		-44	-135		-100		—

Generations Fund	73	76		489	560		879		—
Total	137	—		1 119	1 233		1 241		—
Contingency reserve	—	—		—	—		-200		—

Exceptional loss – closing of the Gentilly-2 generating station	—	—		—	-1 805		-1 805		—

SURPLUS (DEFICIT)	-216	29		-1 163	-2 862		-2 426		—

BALANCED BUDGET ACT

Deposits of dedicated revenues in the Generations Fund	-73	-76		-489	-560		-879		—

Exceptional loss – closing of the Gentilly-2 generating station[4]	—	—		—	1 805		1 805		—
BUDGETARY BALANCE WITHIN THE MEANING
OF THE BALANCED BUDGET ACT	-289	-47		-1 652	-1 617		-1 500		—
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	Excluding the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
(3)	The details of these transactions by type of entity are shown on page 5 of this report.
(4)

Since this is a one-time event independent of the management of its day-to-day operations, the government announced, in Budget 2013-2014 last November 20, amendments to the Balanced Budget Act to exclude from the budgetary balance the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant.

Cumulative results as at November 30, 2012

Budgetary balance

❑	For the period from April to November 2012, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1 617 million.

❑	For fiscal year 2012-2013, the forecast budget deficit is set at $1.5 billion as stipulated in Budget 2013-2014. The following items have a particular effect on the budgetary balance during the year:

—

the payment by the federal government, early in 2013, of $733 million corresponding to the first portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST). That will contribute to reducing the deficit at the beginning of 2013;

—

the additional cost of $407 million relating to payments of the solidarity tax credit during the first three months of 2012-2013, whereas no payment was made during the same period in 2011-2012, since this tax credit was only introduced on July 1, 2011. That contributes to increasing the deficit as at November 30;

—	a contingency reserve of $200 million.

Budgetary revenue

❑	As at November 30, 2012, budgetary revenue amounts to $43.2 billion, $1 089 million more than as at November 30, 2011.

—	Own-source revenue stands at $33.2 billion, $1 172 million more than at the same date last year.

—	Federal transfers amount to $9.9 billion, down $83 million compared to November 30, 2011.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $45.5 billion, an increase of $1 097 million, or 2.5%, compared to last year.

—	For the first eight months of the fiscal year, program spending rose by $815 million, or 2.1%, and stands at $40.3 billion.

—	The most significant changes are in the Health and Social Services ($608 million) and Administration and Justice ($180 million) missions.

—	In comparison, the budget of last November 20 stipulates growth of 1.9% for program spending in 2012-2013. Measures have been taken in order to meet the program spending growth objective.

—	Debt service amounts to $5.2 billion, up $282 million or 5.8% compared to last year.

Consolidated entities

❑	As at November 30, 2012, the net results of consolidated entities show a surplus of $1 233 million. These results include:

—	a surplus of $808 million for special funds and non-budget-funded bodies;

—	a $135 million deficit for the health and social services and the education networks;

—	revenue dedicated to the Generations Fund of $560 million.

Net financial requirements

❑

As at November 30, 2012, consolidated net financial requirements stand at $5.0 billion, a decrease of $0.6 billion compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS (millions of dollars)	(Unaudited data)

	November				April to November
	2011[1]	2012		Change	2011-2012[1]	2012-2013		Change
BUDGETARY REVENUE

Own-source revenue	3 682	4 212	[3]	530	32 047	33 219	[2]	1 172

Federal transfers	1 266	1 235		-31	10 026	9 943		-83
Total	4 948	5 447		499	42 073	43 162		1 089

BUDGETARY EXPENDITURE

Program spending	-4 712	-4 764		-52	-39 465	-40 280		-815

Debt service	-589	-654		-65	-4 890	-5 172		-282
Total	-5 301	-5 418		-117	-44 355	-45 452		-1 097

CONSOLIDATED ENTITIES[3]

Non-budget-funded bodies and special funds	73	-50		-123	674	808		134

Health and social services and education networks	-9	-26		-17	-44	-135		-91

Generations Fund	73	76		3	489	560		71
Total	137	—		-137	1 119	1 233		114
Exceptional loss – Closing of Gentilly-2 nuclear generating station	—	—		—	—	-1 805		-1 805
SURPLUS (DEFICIT)	-216	29		245	-1 163	-2 862		-1 699

Consolidated non-budgetary requirements	-705	-1 053		-348	-4 459	-2 126		2 333

CONSOLIDATED NET FINANCIAL REQUIREMENTS	-921	-1 024		-103	-5 622	-4 988		634
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	Excluding the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
(3)	The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE (millions of dollars)	(Unaudited data)

	November				April to November
Revenue by source	2011[1]	2012		Change %	2011-2012[1]	2012-2013		Change %
Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	1 469	1 655		12.7	12 166	12 140		-0.2

Contributions to Health Services Fund	507	535		5.5	4 051	4 333		7.0

Corporate taxes	232	209		-9.9	2 211	2 064		-6.6

Consumption taxes	1 048	1 241		18.4	9 676	10 711		10.7

Others sources	150	137		-8.7	1 305	1 272		-2.5
Total own-source revenue excluding government enterprises	3 406	3 777		10.9	29 409	30 520		3.8

Revenue from government enterprises	276	435	[2]	57.6	2 638	2 699	[2]	2.3
Total own-source revenue	3 682	4 212		14.4	32 047	33 219		3.7

Federal transfers

Equalization	652	616		-5.5	5 210	4 928		-5.4

Protection payment	31	30		-3.2	246	241		-2.0

Health transfers	380	394		3.7	3 024	3 189		5.5

Transfers for post-secondary education and other social programs	122	121		-0.8	982	994		1.2

Other programs	81	74		-8.6	564	591		4.8
Total federal transfers	1 266	1 235		-2.4	10 026	9 943		-0.8
BUDGETARY REVENUE	4 948	5 447		10.1	42 073	43 162		2.6
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	Excluding the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.

GENERAL FUND EXPENDITURE (millions of dollars)	(Unaudited data)

	November			April to November
Expenditures by mission	2011	2012	Change %	2011-2012	2012-2013	Change %
Program spending

Health and Social Services	2 107	2 196	4.2	18 902	19 510	3.2

Education and Culture	1 411	1 365	-3.3	10 439	10 540	1.0

Economy and Environment	410	371	-9.5	3 655	3 501	-4.2

Support for Individuals and Families	499	533	6.8	4 033	4 113	2.0

Administration and Justice	285	299	4.9	2 436	2 616	7.4
Total program spending	4 712	4 764	1.1	39 465	40 280	2.1
Debt service	589	654	11.0	4 890	5 172	5.0
BUDGETARY EXPENDITURE	5 301	5 418	2.2	44 355	45 452	2.5

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES (millions of dollars)	(Unaudited data)

	November 2012
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	767	76	41	391	1 751	—	3 026	-1 691	1 335

EXPENDITURE

Expenditure	-647	—	-41	-391	-1 679	-26	-2 784	1 619	-1 165

Debt service	-147	—	—	—	-95	—	-242	72	-170

TOTAL	-794	—	-41	-391	-1 774	-26	-3 026	1 691	-1 335
RESULTS	-27	76	—	—	-23	-26	—	—	—

	April to November 2012
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	6 221	560	527	3 699	14 748	—	25 755	-14 220	11 535

EXPENDITURE

Expenditure	-4 390	—	-527	-3 699	-13 702	-135	-22 453	13 563	-8 890

Debt service	-1 217	—	—	—	-852	—	-2 069	657	-1 412

TOTAL	-5 607	—	-527	-3 699	-14 554	-135	-24 522	14 220	-10 302
RESULTS	614	560	—	—	194	-135	1 233	—	1 233
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications of the Ministère des Finances et de l’Économie at 418 646-3983.

The report is also available on the Ministère des Finances et de l’Économie website: www.finances.gouv.qc.ca.

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